Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624-4576	Tel: 415 677-2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Monogram Announces Commercial Availability of the HERmark™ Breast Cancer Assay

Accurate and Quantitative Measurement of Breast Cancer Patient’s HER2 Status Now Available to Physicians

SOUTH SAN FRANCISCO, CALIF., July 8, 2008. Monogram Biosciences, Inc. (Nasdaq: MGRM) today announced that, effective July 15, the HERmark™ Breast Cancer Assay will be available to physicians throughout the U.S. for assessment of HER2 status in patients with breast cancer. HERmark provides a precise and quantitative measurement of HER2 total protein and HER2 homodimer levels and will be offered as a CLIA-validated assay through Monogram’s CAP-certified clinical laboratory.

Physicians currently use semi-quantitative measures to determine HER2 status as an indicator of HER2 protein over-expression or HER2 gene amplification to determine whether or not to prescribe Herceptin® . Inaccurate measurements of HER2 status may lead to inappropriate therapy selection. Guidance recently issued jointly by ASCO and CAP (the College of American Pathologists) indicated that approximately 20% of HER2 determinations by current testing technologies may be inaccurate.

“HER2 targeted therapies have been proven to be critical in the treatment of women with HER2-positive breast cancer,” said Peter A. Kaufman, MD, Associate Professor of Medicine at the Norris Cotton Cancer Center, Dartmouth-Hitchcock Medical Center. “Breast cancer researchers and oncologists have come to agree that current testing methods for HER2 are not adequate. HERmark’s direct quantitative measurements of HER2 total protein and HER2 homodimer levels provide much needed insight as to the real HER2 status of a patient’s breast cancer. This technology may allow us to more accurately determine which patients will, and which won’t, benefit from the use of Herceptin as part of their overall therapy.”

“We have correlated the HERmark assay with IHC, FISH and CISH results obtained in central laboratories in more than one thousand patients, and we see a high degree of concordance between the best central lab tests and HERmark,” said Michael Bates, M.D., Vice President of Clinical Research at Monogram. “Importantly, HERmark identifies patients with high HER2 levels but who are HER2-negative by other assays, as well as some patients with low HER2 levels but who are judged positive by conventional assays. Comparisons with local lab results by IHC or FISH suggest significantly larger numbers of discordant results. We believe the HERmark Assay measures HER2 total protein and homodimer levels very accurately and will help physicians to make treatment decisions with high confidence.”

HERmark will be commercialized by Monogram through its direct sales and marketing organization. “Our existing commercial organization is being supplemented with oncology-focused sales and medical affairs personnel,” said William Welch, Monogram chief commercial officer. “With HERmark’s availability for patient testing, our oncology team will immediately begin introducing HERmark to medical oncologists in both key centers of excellence and large community hospitals throughout the U.S.”

“Today is the beginning of a new era for Monogram with the introduction of our HERmark Breast Cancer Assay for patient testing, the first product based on our VeraTag™ technology platform,” said William Young, Monogram chief executive officer. “With HERmark, physicians now have a way to get an accurate and reliable quantitative measurement of their patients’ HER2 status to help guide personalized therapy. We are looking forward to further developing this technology in order to provide the oncology community other VeraTag based assays that will provide more comprehensive and accurate information on a individual patient’s tumor profile.”

About the HERmark Breast Cancer Assay

HERmark is a proprietary diagnostic that accurately quantifies HER2 total protein levels and HER2 homodimerization in patients with breast cancer. HERmark is a CLIA-validated assay that is performed exclusively in Monogram’s CAP-certified clinical reference laboratory in South

San Francisco. Robust, accurate, sensitive and reproducible measurements of HER2 status are reported to physicians with a turnaround time of 7 days.

With the accurate measurements provided by HERmark, it is expected that as many as 15-20% of patients determined by conventional technologies to be HER2-negative would be reclassified by HERmark.

Key advantages of the HERmark Breast Cancer Assay include:

•	HERmark is highly sensitive and can detect HER2 at levels from 2,500 to over 1 million receptors per cell – 7 to 10 times more sensitive than IHC.

•	HERmark provides a better measure of HER2 status by measuring the drug target—the HER2 protein and HER2 homodimers – rather than the HER2 gene.

•

The HERmark report is simple to interpret and provides a specific quantitative measure of HER2 expression, a HER2 status of “positive”, “negative” or “equivocal” and indicates, relative to conventional measurements, how positive or how negative the patient is.

•	Clinical studies demonstrate that HERmark is an accurate method for stratifying patients with metastatic breast cancer who are more likely to respond to Herceptin-containing therapy.

Assay measurements: Physicians ordering HERmark receive a report indicating a specific quantitative measurement of the levels of HER2 total protein and HER2 homodimer, together with a comparison of where the patient’s level of HER2 total protein falls within ranges of HERmark measurements that have been previously correlated in over 1,000 patients with HER2-positive and HER2-negative status by central laboratory FISH and IHC assessments. The report indicates HERmark status of “positive”, “negative” and “equivocal”. The boundaries for the equivocal zone represent an upper level above which 95% are positive and a lower level below which 95% are negative patients. Additional information on the HERmark Breast Cancer Assay can be found at http://www.hermarkassay.com.

Clinical data: Preliminary data from three cohorts of Herceptin-treated patients with metastatic breast cancer who were identified as “HER2 positive” by conventional assays suggest that HERmark can identify patients who are likely to respond to Herceptin with greater precision than currently available tests. Additional studies of HERmark for breast cancer in both the metastatic and adjuvant settings are in progress.

About VeraTag

VeraTag is a proximity-based assay technology platform that accurately quantifies proteins and functional protein complexes. This platform provides a researcher or clinician a more thorough understanding of protein-protein interactions or signaling pathway activity allowing for disease characterization at the molecular level. Assays based on the VeraTag technology platform are designed to run on standard formalin-fixed paraffin embedded (FFPE) patient samples.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking. These forward-looking statements include references to the ability of the HERmark assay to predict response to Herceptin or to significantly improve the information available to physicians, results of studies intended to demonstrate clinical utility of HERmark, and successful commercialization of the HERmark assay or other VeraTag assays. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the performance of our products, including HERmark; the risk that our VeraTag assays, including HERmark may not predict response to Herceptin or other therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional HERmark or VeraTag studies; our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; actual market acceptance of our products for patient use and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services; whether the draft guidance on Multivariate Index Assays issued by FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, Merrill Lynch and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

VeraTag and HERmark are trademarks of Monogram Biosciences, Inc. Herceptin is a registered trademark of Genentech, Inc.